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Exhibit 5.01

[MACFARLANES LETTERHEAD]

Insignia Solutions plc
The Mercury Centre
Wycombe Lane
Wooburn Green
High Wycombe
Buckinghamshire
HP10 0HH

Our Ref	KDT/OFFICE

15 December 2004

Dear Sirs

Insignia Solutions plc, Form S-3
Registration Statement under the Securities Act of 1933

1.
This Opinion is given in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of:

1.1
3,208,499 American depository receipts representing Ordinary Shares of 20p nominal value each (each a "Share") in Insignia Solutions plc (the "Company") issued to selling shareholders (as defined in the Registration Statement referred to below) (the "Selling Shareholders") on 18 October 2004 pursuant to a purchase agreement dated 18 October 2004 and made between the Company and the Selling Shareholders (the "Purchase Agreement");

1.2
an additional 192,522 Shares which may be issued to the Selling Shareholders pursuant to the Purchase Agreement in circumstances set out in that agreement;

1.3
an additional 802,127 Shares which may be issued to the Selling Shareholders pursuant to ADS purchase warrants dated 18 October 2004 issued to the Selling Shareholders (the "ADS Purchase Warrants"); and

1.4
an additional 204,597 Shares which may be issued to the principals of Nash Fitzwilliams Limited ("Nash") and to Novelstack Limited pursuant to ADS purchase warrants dated 18 October 2004 issued to such principals and to Novelstack Limited (the "Nash Warrants") under the terms of a Form S-3 Registration Statement, a copy of which has been provided to us (the "Registration Statement").

2.
We have acted as English legal advisers to the Company in connection with the foregoing. In so acting, we have examined such certificates of the Company and directors and/or officers thereof and originals or copies of all such corporate documents and records of the Company and all such other documents as we have deemed relevant and necessary as a basis for our Opinion hereinafter set forth. In particular, we have reviewed and relied upon those copies of the Purchase Agreement, the ADS Warrants and the Nash Warrants provided to us by the Company's Californian legal advisors, Heller Ehrman White & McAuliffe LLP on 2 December 2004. We have relied upon such certificates of directors and/or officers of the Company and upon statements and information furnished by directors and/or officers of the Company with respect to the accuracy of material factual matters contained therein. We have also assumed the genuineness of all signatures thereon or on the originals of documents referred to therein.

3.
This Opinion is limited to English law as currently applied by the English Courts and is given on the basis that it will be governed by and be construed in accordance with current English law.

4.
It is our opinion that:-

4.1
the 3,208,499 Shares issued pursuant to the Purchase Agreement, assuming the same were issued in accordance with the terms of such Purchase Agreement and the Company's Memorandum and Articles of Association, have been legally issued and are fully paid and non-assessable;

4.2
the additional 192,522 Shares which may be issued in accordance with the terms of the Purchase Agreement, when issued in accordance with the terms of the Purchase Agreement and the Company's Memorandum and Articles of Association, will be legally issued, fully paid and non-assessable;

4.3
the additional 802,127 Shares which may be issued upon exercise of the ADS Purchase Warrants, when issued in accordance with the terms of the ADSs Purchase Warrants and the Company's Memorandum and Articles of Association, will be legally issued, fully paid and non-assessable; and

4.4
the additional 204,597 Shares which may be issued upon exercise of the Nash Warrants, when issued in accordance with the terms of the Nash Warrants and the Company's Memorandum and Articles of Association, will be legally issued, fully paid and non-assessable.

5
For the purpose of this Opinion, we have assumed that the term "non-assessable" in relation to the Shares means under English law that holders of such Shares, having fully paid up all amounts due on such Shares as to the nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.

This Opinion is given to you solely for your benefit and for the purpose of the Registration Statement. It is not to be transmitted to any other person, nor is to be relied upon by any other person or for any purpose or ADSs Purchase Warrants quoted or referred to in any public document without our prior written consent except that we consent to the use of this Opinion as an exhibit to the Registration Statement and further consent to the references to us in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations thereunder.

Yours faithfully

/s/  MACFARLANES

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  Exhibit 5.01